Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-89376 and No. 333-65627 each on Form S-8 of our report on the financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries (“the Company”) and management's report on the effectiveness of internal control over financial reporting dated March 13, 2007, which report expresses an unqualified opinion and includes an explanatory paragraphs relating to the restatement of previously reported earnings per share disclosures discussed in Note 1 and relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 31, 2006 and SFAS No. 123(R), “Share-Based Payment,” effective January 1, 2006, appearing in this Annual Report on Form 10-K of Bel Fuse Inc. and subsidiaries for the fiscal year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2007